[LETTERHEAD OF AXSYS TECHNOLOGIES]

                                                               EXECUTIVE OFFICES

July 29, 1999

Mr. Mark J. Bonney
49 Orchard Hill Lane
Middletown, CT 06457

Dear Mark:

I am pleased that you have decided to join Axsys as President and Chief Operating Officer. The terms of your employment will be as set forth on the attached Exhibit I hereto. Please indicate your agreement by executing the two copies of this letter in the space provided below and return one copy via the enclosed envelope.

This is an exciting time in the development of Axsys. I look forward to working with you to retain and build the Company's position as a leader in the design and manufacture of precision measurement and positioning products and create additional value for Axsys shareholders.

Yours truly,


/s/ Stephen W. Bershad

Stephen W. Bershad
Chairman

Encl./

I acknowledge and accept the terms and conditions of employment referenced above.

/s/ Mark J. Bonney                                 August 1, 1999
------------------                                 --------------
  Mark J. Bonney                                       Date

                                                                       EXHIBIT I

                           Summary of Employment Terms

Position; Duties:

President and Chief Operating Officer of Axsys Technologies, Inc. (the "Company"). Executive will exercise such duties as customarily pertain to the office of President, and shall report to the Chairman of the Board.

Compensation:

$225,000 per year, paid in accordance with the Company's regular payroll practices. Executive will be eligible for annual incentive compensation targeted at 50% of Executive's annual base compensation based upon achievement of objectives to be agreed upon. Annual incentive compensation will be payable in accordance with Company's incentive compensation policies. To be adjusted equitably for partial year.

Stock Options:

Non-qualified options to purchase 50,000 shares of common stock at an exercise price equal to closing stock price on date of grant. Options will vest 20% on each anniversary of grant date. Will accelerate on change in control in accordance with provisions of Company's existing form of stock option agreement. Mechanics of implementation of award to be determined based on legal review.

Severance Protection Agreement:

Executive and the Company will enter into a Severance Protection Agreement in the form of Severance Protection Agreement to which other senior corporate executives of the Company are parties.

Termination Without Cause:

Executive will be entitled to continuation of base salary and welfare benefits in the event Executive is terminated by the Company without cause for a period ending on the earlier of one year after termination or Executive's commencement of full-time employment with another employer.

Benefits:

Executive will be entitled to benefits consistent with other senior corporate executives of the Company, including annual paid vacation of 3 weeks.

Relocation:

In the event that the Company shall require Executive to relocate as a condition of continued employment, the Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive in connection with such relocation (excluding real estate commissions).

Start Date: August 30, 1999